Exhibit 8.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 27, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW
United Kingdom

Re:      Global Ship Lease, Inc.

Ladies and Gentlemen:
We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof and as thereafter amended or supplemented, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of $150,000,000 of the Company’s securities, which may include depositary shares, representing an interest in a fractional share or multiple shares of preferred shares of the Company, and preferred shares.
In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein (the “Prospectus”). We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
  Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Tax Considerations” in the Prospectus and “Item 10. Additional Information⸻E. Taxation” in the Annual Report, we hereby confirm that the opinions of Seward & Kissel and the discussions of United States federal and Marshall Islands tax matters expressed in the Prospectus under the heading “Tax Considerations” and in the Annual Report under the heading “Item 10. Additional Information⸻E. Taxation,” are our opinions and accurately state our views as to the tax matters discussed therein.

Global Ship Lease, Inc.
November 27, 2019

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Annual Report.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Company’s Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP